UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 2, 2023

PMV Consumer Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39534	84-5174573
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

249 Royal Palm Way, Suite 503 Palm Beach, FL	33480
(Address of principal executive offices)	(Zip Code)

(561) 318-3766

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PMVC	N/A
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	PMVC WS	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 2, 2023, the Company filed a Second Amended and Restated Certificate of Incorporation (hereinafter referred to as the “Charter”) and Amended and Restated Bylaws (hereinafter referred to as the “Bylaws”) with the State of Delaware, copies of which are annexed hereto.

Item 5.07. Submission of Matters to a Vote of Security Holders.

Subject to the voluntary conversion by the Company’s sole shareholder (the “Shareholder”) of all of its shares of Class A Common Stock into shares of Class C Common Stock, the Board of Directors of the Company (the “Board”) recommended, and the Shareholder approved, various amendments to the Charter, as well as a reverse stock split of all outstanding shares of Class B Common Stock and Class C Common Stock at a ratio of 43.792-to-1 (the “Reverse Stock Split”). The purpose of the Reverse Stock Split is to decrease the total number of shares of the Company’s Common Stock outstanding and increase the liquidity and market price of such shares to approximately $10.00 per share. Following the effective date of the Reverse Stock Split, approximately 26,832 shares of Class B Common Stock will in issue and outstanding and approximately 73,169 shares of Class C Common Stock will be in issue and outstanding.

Further, in light of the aforementioned share conversion and the Board’s determination to effect the Reverse Stock Split, and in order to simplify and better reflect the purpose, capital structure, governance and organizational policies and procedures of the Company, the Board recommended, and the Shareholder approved, various amendments to the Charter, including: (i) the elimination of any and all authorized shares of Class A Common Stock, the renaming of the Class C Common Stock to Class A Common Stock, and the elimination of any and all authorized shares of Special Common Stock, (ii) the modification of the rights of the Class B Common Stock such that (a) the provisions permitting conversion into shares of Class C Common Stock are deleted and (b) each holder of record shall be entitled to ten (10) votes for each share of Class B Common Stock held, (iii) the deletion of certain provisions of Article SIXTH of the Charter, including with respect to any references to a business combination and/or the Company’s IPO Trust Account, as such provisions were previously extinguished in accordance with the terms and conditions of the Charter and are therefore of no further legal force and effect, and (iv) the deletion of certain provisions of Article SIXTH of the Charter, including the requirement that the Board be divided into staggered classes for election.

Lastly, the Board recommended, and the Shareholder approved, an amendment to the Bylaws of the Company (the “Bylaws”) to provide that, subject to applicable law, any action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

Item 8.01. Other Events.

Following the effective date of the Reverse Stock Split, and consistent with the terms and conditions of the Warrant Agreement, the terms of the Company’s public and private warrants will be proportionately adjusted in the same ratio as the reduction in the number of shares of outstanding Common Stock, except any fractional shares resulting from such adjustment will be rounded up or down, as the case may be, to the nearest whole share. Correspondingly, the per share exercise price of such warrants will be increased in direct proportion to the Reverse Stock Split ratio such that the aggregate dollar amount payable for the purchase of the shares subject to such securities will remain unchanged; thereafter, the 8,750,000 public warrants will be exercisable into approximately 199,808 shares of Class A Common Stock and the 6,150,000 private placement warrants will be exercisable into approximately 140,437 shares of Class A Common Stock, each at a price of approximately $503.61 per share. In furtherance of any prospective business opportunities, the Company may in the future seek to pursue a variety of capital raising initiatives.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description of Exhibits
3.1	Second Amended and Restated Certificate of Incorporation
3.2	Amended and Restated Bylaws
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2023	PMV CONSUMER ACQUISITION CORP.

	By:	/s/ Timothy J. Foufas
	Name:	Timothy J. Foufas
	Title:	Co-President and Secretary

3